 Filed Pursuant to Rule 424(b)(5)

Registration No. 333-253395

PROSPECTUS

8,800,000 Ordinary Shares Offered by Selling Shareholders

POWERBRIDGE TECHNOLOGIES CO., LTD.

This prospectus relates to the registration of the resale by selling shareholders set forth herein of up to an aggregate of 8,800,000 ordinary shares, par value $0.00166667 per share (“Ordinary Shares”), of Powerbridge Technologies Co., Ltd., a Cayman Islands company (the “Company,” “we,” “us” or “our”). Each selling shareholder is referred to herein as a “Selling Shareholder” and collectively as the “Selling Shareholders.”

Selling Shareholders may offer up to an aggregate of 8,800,000 Ordinary Shares, par value $0.00166667 (“Shares”) currently held by such Selling Shareholders acquired pursuant to certain securities purchase agreement (the “SPA”) dated August 24, 2020, by and among the Company and such Selling Shareholders, where the Company sold the Shares at a per share purchase price of $2.00 to the Selling Shareholders. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the resale the Shares.

The securities may be sold by the Selling Shareholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. The Selling Shareholders identified in this prospectus, or their respective transferees, pledgees, donees or other successors-in-interest, may offer the Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale, see the section entitled “Plan of Distribution” on page 15. For a list of the Selling Shareholders, see the section entitled “Selling Shareholders” on page 13.

The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Shares hereunder following the effective date of this registration statement.

Our Ordinary Share is currently listed on the Nasdaq Capital Market under the symbol “PBTS.” On February 22, 2021, the last reported sale price of our Ordinary Share on the Nasdaq Capital Market was $4.37 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

If any underwriters are involved in the sale of the securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in the applicable prospectus supplement. This prospectus also describes the general manner in which the Shares may be offered and sold. If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus.

Investing in our Ordinary Share involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 5  and in the documents which are incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission, Cayman Islands, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2021.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission. Under that registration statement, the Selling Shareholders may offer from time to time up to an aggregate of 8,800,000 Ordinary Shares, par value $0.00166667. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Ordinary Share offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the securities may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus or any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Ordinary Share pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Powerbridge,” “Company,” “we,” “our” and “us” refer to Powerbridge Technologies Co., Ltd., a Cayman Islands exempted company.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplement or amendment and the information incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus, the applicable prospectus supplement or any amendments thereto and the information incorporated by reference in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

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OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” and other similar terms refer to Powerbridge Technologies Co., Ltd. and its consolidated subsidiaries.

Overview

We are a provider of software application and technology solutions and services to corporate and government customers primarily located in China. We introduced global trade software applications when we launched our operations in 1997 with a vision to make global trade operations easier for our customers. Since our inception, we have continued to innovate by developing technologies that enable us to successfully deliver a series of solutions and services that address the evolving and changing needs of our corporate and government customers. Our mission is to make global trade easier by empowering all players in the ecosystem.

With the rapid growth of advertisement and media industrial in recent years, we believe that there is a substantial market opportunity to operate an out-of-home digital display advertising and media technology platform in the Greater Bay Area of China. We also see the potential to further expand our business into such industry, which could be supported by the success of our own Big Data platforms/products. As a result, we started to implement our plan to build a network of digital display and operate an advertisement platform since October 2020 by using our Big Data platform and services.

 Our customers are corporate and government organizations engaged in global trade. Our corporate customers are import and export companies, manufacturers engaged in international trade, as well as logistics and other service providers. Our government customers include customs and other government agencies that oversee the flow of goods and services across borders, as well as government authorities and organizations that manage and operate free trade and bonded trade zones, ports and terminals, and other international trade facilities.

Global trade involves complicated and cumbersome processing, manual handling of voluminous documents, extended and complex cross-organization workflows as well as a great number of business and government players in the global trade ecosystem. Our customers are facing increasing challenges as the world’s trade ecosystems continue to grow in size and complexity. Costs associated with global trade, such as logistics performance, border control and international connectivity remain high. Potential savings from more collaborative and efficient trade processes could reduce the costs of global trade significantly. The need for greater efficiency and cost savings are driving the transformative shift for participants in global trade to become more connected and collaborative.

Our comprehensive and robust solutions and services include Powerbridge System Solutions and Powerbridge SaaS Services with more than 50 solutions and services deployable on premise and in the cloud. Leveraging our deep domain knowledge and strong industry experience, we provide a series of differentiated and robust solutions and services that address the mission critical needs of our corporate and government customers, enabling them to handle and simplify the complexities of global trade operations, logistics and compliance.

We provide Powerbridge System Solutions to our corporate and government customers engaged in global trade, including businesses and manufacturers across a broad range of industries, government agencies and regulatory authorities, as well as global trade logistics and other service providers. Powerbridge System Solutions enable our customers to streamline their trade operations, trade logistics and regulatory compliance, consisting of Trade Enterprise Solutions and Trade Compliance Solutions which have been in service since our first introduction twenty years ago and Import & Export Loan and Insurance Processing which have recently been introduced to a selected group of customers.

We began offering our Powerbridge SaaS Services (software-as-a-service) in 2016 and are continually developing and expanding our SaaS services that provide our corporate and government customers with significant benefits, including better use of resources, a lower cost of operations, easier document handling, faster processing time as well as higher logistics and compliance connectivity and efficiency. Powerbridge SaaS Services include Logistics Service Cloud and Trade Zone Operations Cloud which are in service, and Inward Processed Manufacturing Cloud, Cross-Border eCommerce Cloud and Import & Export Loan and Insurance Processing Service Cloud which are in development.

We have begun offering our cloud-based Powerbridge BaaS Services (blockchain-as-a-service) with designated use case for limited government customers since June 2019 and we have not generated any revenue from it.   We continue developing our BaaS Services for market commercialization. Blockchain technology is emerging as a major disruptive force across many industries including those involved in global trade. We believe that blockchain technology could allow our customers to conduct business in more synchronized and collaborative ways to substantially increase operational efficiency and reduce trade costs across the global trade supply chain. Powerbridge BaaS Service  includes Compliance Blockchain Services and Supply Chain Blockchain Services.

Our solutions and services are built from our multiple proprietary technology platforms which are developed based on industry leading open source infrastructure technologies. Our technology platforms include Powerbridge System Platform and Powerbridge SaaS Platform, which are designed for high-performance reliability, flexibility and scalability, allowing us to expand our solutions and services rapidly and efficiently to consistently address the needs of our corporate and government customers. Our Powerbridge BaaS Platform is in development and our BaaS services will be built on top of our Powerbridge Blockchain Platform that is designed to provide high scalability and performance characteristics, consisting of multiple technology engines that support the various business component models specific for trade transaction, trade logistics and regulatory compliance in global trade.

We intend to continue leveraging our industry expertise and product knowledge with the best use of emerging and disruptive technologies such as big data, artificial intelligence and Internet of Things to enhance our core technology capabilities and continually increase the scope of our solutions and services to our customers.

Expansion Into Out-Of-Home Advertising and Media

Since October 2020, we started to implement our plan to build a network of digital display such as LCD screens and operate an advertisement platform in Shenzhen initially, and then expand to the Greater Bay Area of China. We believe that there is a substantial market opportunity to operate an out-of-home digital display advertising and media technology platform in the Greater Bay Area of China. We will focus on display advertising in various high traffic advertising locations such as residential and office buildings, commercial parking garages, and elevators in residential and office buildings.

We closed on a $50 million Note financing on October 27, 2020, which is in addition to the $17.5 million raised on August 24, 2020 in a private placement of ordinary shares, par value $0.00166667. The funds raised are being used as prepayment for acquiring the right to operate and publish advertisements at certain advertising space, as an efficient way of accelerating the Company’s entrance into the out-of-home digital display advertising and media business.

On September 25, 2020, Shenzhen Honghao Internet Technology Co. Ltd. (“Honghao”), a wholly-owned subsidiary of the Company, entered into a leasing agreement (the “Original Leasing Agreement”) with Shenzhen Kezhi Technology Co., Ltd., a company incorporated under the PRC laws (“Kezhi”), pursuant to which, Kezhi agreed to transfer the right to operate and publish advertisements at certain advertising space it leases or controls in certain shopping centers in Shenzhen, Guangdong, to Honghao. No less than 75% of the advertising space as provided in the Original Leasing Agreement shall be delivered within 6 months and the remainder shall be delivered within 12 months following the date of the Original Leasing Agreement. The Original Leasing Agreement became effective on October 1, 2020 and shall expire on September 30, 2032.

Honghao agreed to pay an aggregate rent of RMB150 million (approximately $22 million) within 3 months of the date of the Original Leasing Agreement. Additionally, Honghao agreed to pay RMB10 million (approximately $1.67 million) as security deposit within 3 business days after the date of the Original Leasing Agreement. Kezhi agreed to pledge certain Hainan Huanghua pear furniture it owns and currently valued for RMB150 million (the “Collateral”) as guarantee for the rent payment made by Honghao pursuant to a separate guarantee agreement to be agreed upon by and between Honghao and Kezhi. The parties agreed the Collateral shall be pledged for the entire term of the lease and in the event the value of the Collateral is determined less than RMB150 million anytime during the term of the guaranty, Kezhi shall provide additional collateral within three months of such determination to make sure that aggregate value of the Collateral maintains at RMB150 million.

On November 20, 2020, Honghao and Kezhi entered into a supplemental agreement to the Leasing Agreement (the “Supplemental Agreement”, together with the Original Leasing Agreement, the “Leasing Agreement”), pursuant to which, Kezhi agreed to transfer the right to operate and publish advertisements at certain additional advertising space it leased or controls in several urban villages in Shenzhen, Guangdong, to Honghao.

Given that there was no transfer of the right to operate and publish advertisements between October 1, 2020, the effective date of the Original Leasing Agreement, and the date of the Supplemental Agreement, both parties agreed to change the effective date of the Original Leasing Agreement from October 1, 2020 to January 1, 2021, which shall expire on December 31, 2040.

Honghao and Kezhi also agreed to increase the rent from RMB150 million (approximately $22 million) to RMB 470 million (approximately $71 million) as consideration for all the advertising space, the payment of which shall be made within 3 months of the date of the Supplemental Agreement. Accordingly, Kezhi agreed to increase the value of the original collateral as provided in the Original Leasing Agreement from RMB150 million to RMB 470 million. Additionally, both parties agreed to change the original payment schedule of the security deposit in an amount of RMB10 million (approximately $1.67 million) as set forth in the Original Leasing Agreement from 3 business days after the date of the Original Leasing Agreement to 3 business days after the date of the Supplemental Agreement.

Additionally, the Supplemental Agreement provided the advertising space delivery schedule with at least 50% of the total advertising space to be delivered by December 31, 2021 and the remainder to be delivered by December 31, 2022 (the “Delivery Schedule”). In the event Kezhi fails to deliver the advertising space according to the Delivery Schedule, Honghao shall have the right to terminate the Leasing Agreement and have the rent returned in full as well as demand damages due to Kezhi’s default. Furthermore, both parties agreed that Honghao shall not be liable for any disputes, conflicts or lawsuits arising between Kezhi and any third party concerning the advertising space provided thereof (the “Third Party Disputes”). In the event Kezhi is unable to continue to perform all or part of its obligations under the Leasing Agreement due to third party disputes, Kezhi shall manage to locate similar replacement of advertising space for Honghao within one month. The parties also agreed on the parties’ obligations to seek regulatory approval to publish the advertisements, safe operation of the advertisement space, force majeure and other matters customary to lease agreement of such nature.

As of the date of this prospectus, we have not started the management of digital displays and have not generated any revenue under the outdoor advertising business. We plan to initiate our outdoor advertising business in the second quarter of 2021, and expect to manage a network of 30,000 digital displays such as LCD screens as well as operate an advertisement platform in Guangdong province, China. We are partnered with Kezhi, an advertising company in Shenzhen, to install and provide maintenance service for the digital displays while we will operate the advertisement system by using our big data platform. We expect to generate our revenue from the monthly advertisement fees charged to the advertisers. Supported by our big data platform, we are able to identify the most popular advertisements at a given time and location. With such analysis result, we can help our customers to identify the place and time which attract the most attention to their advertisements.

The following diagram illustrates our current corporate structure:

As of the date of this prospectus, Ningbo Powerbridge Pet Products Cross-border E-commerce Service Co., Ltd is dormant and has no operation.

Corporate Information

Our principal executive office is located at 1st Floor, Building D2, Southern Software Park, Tangjia Bay, Zhuhai, Guangdong 519080, China. Our telephone number is +86-756-339-5666. We maintain a website at www.powerbridge.com that contains information about our Company, though no information contained on our website is part of this prospectus.

ABOUT THE SECONDARY OFFERING

The secondary offering of this prospectus relates to the offer and resale by the Selling Shareholders of an aggregate of 8,800,000 Ordinary Shares. All of the Ordinary Shares will be sold by the Selling Shareholders. The Selling Shareholders may sell the Ordinary Shares from time to time at prevailing market prices or at privately negotiated prices.

Ordinary Share Offered by the Selling Shareholders:	8,800,000 Ordinary Shares.

Ordinary Share Outstanding on February 22, 2021:	45,777,318 Ordinary Shares

Use of Proceeds:	We will not receive any proceeds from the sale of shares by the Selling Shareholders. See the “Use of Proceeds” section beginning on page 14.

Risk Factors:	An investment in the Ordinary Shares offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 5 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Symbol:	PBTS

RISK FACTORS

An investment in our Ordinary Share involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the SEC, as well as all of the information contained in this prospectus and the related exhibits, any prospectus supplement or amendments thereto, and the documents incorporated by reference herein or therein, before you decide to invest in our Ordinary Share. Our business, prospects, financial condition and results of operations may be materially and adversely affected as a result of any of such risks. The value of our Ordinary Share could decline as a result of any of these risks. You could lose all or part of your investment in our Ordinary Share. Some of our statements in sections entitled “Risk Factors” are forward-looking statements. The risks and uncertainties that we have described are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations.

In addition to the risk factors referenced above, as described in our most recent annual report on Form 20-F, we want to disclose the additional risk factors below.

Risks Relating to Our Advertising and Media Business

We have a limited operating history in our advertising and media business, which may make it difficult for you to evaluate our business and prospects.

Since October 2020, we started to implement our plan to build a network of digital display such as LCD screens and operate an advertisement platform in Shenzhen initially, and then expand to the Greater Bay Area of China. On September 25, 2020, Shenzhen Honghao Internet Technology Co. Ltd. (“Honghao”), the wholly-owned subsidiary of the Company, entered into a leasing agreement (the “Original Leasing Agreement”) with Shenzhen Kezhi Technology Co., Ltd., a company incorporated under the PRC laws (“Kezhi”), pursuant to which, Kezhi agreed to transfer the right to operate and publish advertisements at certain advertising space it leases or controls in certain shopping centers in Shenzhen, Guangdong, to Honghao. On November 20, 2020, Honghao and Kezhi entered into a supplemental agreement to the Leasing Agreement (the “Supplemental Agreement”), pursuant to which, Kezhi agreed to transfer the right to operate and publish advertisements at certain additional advertising space it leased or controls in several urban villages in Shenzhen, Guangdong, to Honghao.

Accordingly, we have a very limited operating history for our current operations of our advertising and media business upon which you can evaluate the viability and sustainability of our business and its acceptance by advertisers and consumers. It is also difficult to evaluate the viability of our use of advertising displays and our use of advertising poster frames in residential complexes because we do not have sufficient experience to address the risks frequently encountered by early stage companies using new forms of advertising media and entering new and rapidly evolving markets. These circumstances may make it difficult for you to evaluate our business and future operation.

Advertising is particularly sensitive to changes in economic conditions and advertising trends.

Demand for advertising time slots and advertising frame space on our networks, and the resulting advertising spending by our clients, is particularly sensitive to changes in general economic conditions and advertising spending typically decreases during periods of economic downturn. Advertisers may reduce the money they spend to advertise on our networks for a number of reasons, including:

●	a general decline in economic conditions;

●	a decline in economic conditions in the particular cities where we conduct business;

●	a decision to shift advertising expenditures to other available advertising media; or

●	a decline in advertising spending in general.

A decrease in demand for advertising media in general and for our advertising services in particular would materially and adversely affect our ability to generate revenue from our advertising services, and our financial condition and results of operations.

Our operating results of our advertising and media business are difficult to predict and may fluctuate significantly from period to period in the future.

Our operating results of our advertising and media business are difficult to predict and may fluctuate significantly from period to period based on the seasonality of consumer spending and corresponding advertising trends in China. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance. Factors that are likely to cause our operating results to fluctuate include the seasonality of advertising spending in China, a deterioration of economic conditions in China and potential changes to the regulation of the advertising industries in China. If our revenues generated from our advertising and media business for a particular quarter are lower than we expect, we may be unable to reduce our operating expenses for that quarter by a corresponding amount, which would harm our overall operating results for that quarter relative to our operating results from other quarters.

The out-of-home advertising market is intensely competitive. In addition, we might face competitive pressure from well-established internet companies, marketing agencies and traditional media.

With the introduction of new technologies and the influx of new entrants, we expect competition to continue and intensify, which could harm our ability to increase revenue and attain or sustain profitability. We believe the principal competitive factors in this industry include:

●	ability to deliver return on marketing expenditure at scale;

●	customer trust;

●	geographic reach;

●	breadth and depth of cooperation with publishers, ad exchanges, ad networks and other participants in the online marketing ecosystem;

●	comprehensiveness of solutions and service offerings;

●	pricing structure and competitiveness;

●	cross-channel capabilities;

●	accessibility and user-friendliness of solutions; and

●	brand awareness.

In addition, independent online marketing technology platforms face competitive pressure from large and well-established internet companies which have established stronger and broader presence across the online marketing ecosystem and have significantly more financial, technical, marketing and other resources, more extensive client base, and longer operating histories and greater brand recognition than we do. These companies may also leverage their positions to make changes to their systems, platforms, exchanges, networks or other products or services that could be harmful to our business and results of operations. In addition, these large and well-established companies control content distribution channels and would directly compete with us should we vertically expand our business to own or operate content distribution channels in the future. Further, some of these companies are, or may also become, our content distribution channels and may enter into other types of strategic arrangements with us. We also face competition from marketing agencies, who may have their own relationships with content distribution channels and can directly connect marketers with such channels. Furthermore, we continue to compete with traditional media including direct marketing, television, radio, cable and print advertising companies.

New technologies and methods of online marketing present an evolving competitive challenge, as market participants upgrade or expand their service offerings to capture more marketing spend from marketers. In addition to existing competitors and their existing service offerings, we expect to face competition from new entrants to the online marketing technology industry and new service offerings from existing competitors. If existing or new companies develop, market or resell competitive high-value marketing technology solutions, acquire one of our competitors or strategic partners, form a strategic alliance or enter into exclusivity arrangement with one of our competitors or strategic partners, our ability to compete effectively could be significantly compromised and our business, results of operations and prospects could be materially and adversely affected.

If our advertising business do not achieve widespread market acceptance, our business, growth prospects and results of operations would be materially and adversely affected.

The market for out-of-home advertising is evolving in China and may not achieve or sustain high levels of demand and market acceptance as we expect because we may face competition from mobile and social media. While marketing via search engines or display channels has been established for several years, marketing via new digital channels such as mobile and social media is not as well established and under quick development. The future growth of our out-of-home advertising business could be constrained by our competitors in out-of-home digital display business and competitors from emerging online marketing channels and social media.

Expansion of our outdoor advertising business depends on a number of factors, including the growth of new digital advertising channels such as mobile and social media and the cost, as well as the performance and perceived value associated with online marketing technology solutions. If we do not achieve widespread acceptance, or there is a reduction in demand for out-of-home advertising caused by weakening economic conditions, decreases in corporate spending, technological challenges, data security or privacy concerns, governmental regulation, competing technologies and solutions or otherwise, our business, growth prospects and results of operations will be materially and adversely affected.

If our operating platforms are flawed or ineffective, or if our platform fails to otherwise function properly, our reputation and market share would be materially and adversely affected.

Our ability to attract marketers to, and build trust in, our platform is significantly dependent on our ability to interact with relevant marketing content. The data we collect may not be relevant to all industries, and for certain industries, we may not have sufficient user data to ensure that our platforms would work effectively. Furthermore, we generally do not verify the data we gather, which may be subject to fraud or are otherwise inaccurate. Even if such data are accurate, they may become irrelevant or outdated and thus may not reflect a user’s genuine interest or accurately predict his or her interaction with a given marketing message. For example, following the date we obtain the relevant data, a user’s interest and behavior pattern may change or he or she may have already completed a transaction and is no longer interested in the marketing message.

In addition, we expect to experience significant growth in the amount of data we process as we continue to develop new solutions and features to meet evolving and growing marketer demands. As the amount of data and variables we process increases, the calculations that our algorithms and data engines must process become increasingly complex and the likelihood of any defect or error increases. To the extent our operating platforms fail to accurately assess or predict a user’s interest in and interaction with, the relevant marketing content, or experience significant errors or defects, marketers may not achieve their marketing goals in a cost-effective manner or at all, which could make our platform less attractive to them, result in damages to our reputation and a decline of our market share and adversely affect our business and results of operations.

We plan to use big data platform to run and manage our out-of-home advertising digital displays. However, our ability to collect and use data from various sources could be restricted, and therefore, it may affect our management and operation of our out-of-home advertising digital displays.

We plan to use big data platform to run and manage our out-of-home advertising digital displays. With data collected by and analysis ran by big data platform, we may better identify the target audience of our out-of-home advertising digital displays. The optimal performance and analysis of our big data platform depends on the data that we collect from multiple sources, which we use to build user profiles, develop and refine preferences of our target audience. Our ability to collect and use these types of data is limited by a number of factors including:

●	decisions by marketers, content distribution channels, or selected third party that we may have data collaboration arrangement with, to restrict our ability to collect data from them, to refuse to implement mechanisms that we may request to ensure compliance with our legal obligations;

●	new developments in law, regulations and industry standards on privacy and data protection regimes, including increased visibility of consent mechanisms as a result of these legal, regulatory or industry developments;

●	the failure of our network or software systems, or the network or software systems of marketers;

●	our inability to grow client base in new industries and geographic markets in order to obtain the critical mass of data necessary for our algorithms and data engines to perform optimally in these new industries and geographies;

●	our relationship with our data partners or certain key data sources, including major internet companies in China, which may stop providing or be unable to provide us data on terms acceptable to us; and

●	interruptions, failures or defects in our data collection, mining, analysis and storage systems.

Any of the above described limitations on our ability to successfully collect and use data could materially impair the optimal performance of our big data platform as well as the efficiency of our solutions for our clients, which could make our platform less attractive to marketers and result in damages to our reputation, a decline of our market share and adversely affect our business and results of operations.

Our failure to maintain existing relationships or obtain new relationships with businesses that allow us to access to desirable locations and platforms on which we operate our network could harm or reverse our growth potential and our ability to increase our revenues.

Our ability to generate revenues from advertising sales depends largely upon our ability to provide large networks of flat-panel displays placed in desirable building, commercial and store locations, of advertising poster frames placed in residential complexes, to secure desirable locations of large outdoor LED digital billboards, throughout major urban areas in China. We also depend on the ability of our third-party location provider to secure desirable LED digital billboard locations for our outdoor LED network. This, in turn, requires that we develop and maintain business relationships with real estate developers, landlords, property managers, hypermarkets, retailers and other businesses and locations in which we rent space for our displays and digital billboards. Although our advertising space leasing agreements have terms of 19 years, we may not be able to maintain our relationships with them on satisfactory terms, or at all. If we fail to maintain our relationships with landlords and property managers, or if our leasing agreement is terminated or not renewed or if we fail to maintain our relationship with our location provider of LED billboard space, advertisers may find advertising on our networks unattractive and may not wish to purchase advertising time slots or advertising frame space on our networks, which would cause our revenues to decline and our business and prospects to deteriorate.

In accordance with PRC real estate laws and regulations, prior consent of landlords and property managers is required for any commercial use of the public areas or facilities of residential properties. With regard to our network of advertising poster frames and some of our LED screen placed in the elevators and public areas of residential complexes, we have entered/plan to enter into frame or display placement agreements with property managers and landlords. For those frame or display placement agreements entered into with property managers, we intend to obtain or urge property managers to obtain consents from landlords. However, if the landlords of a residential complex object to our placing advertising displays in the elevators and public areas of the complex, we may be required to remove our advertising displays from the complex and may be subject to fines. We may not be able to successfully expand our out-of-home advertising network into new regions or diversify our network into new advertising networks or media platforms, which could harm or reverse our growth potential and our ability to increase our revenues.

If we are unable to obtain or retain desirable placement locations for our outdoor digital displays on commercially advantageous terms or if the supply of desirable locations diminishes or ceases to expand, we could have difficulty in maintaining or expanding our network, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

Our location costs, which include lease payments to landlords and property managers under our advertising space leasing agreement, maintenance and monitoring fees and other associated costs, could comprise a significant portion of our cost of revenues. We may also need to increase our expenditures on our advertising space leasing agreements to obtain new and desirable locations, to renew existing locations, and to secure favorable exclusivity and renewal terms. In addition, lessors of space for our outdoor digital displays may charge increasingly higher display location lease fees, or demand other compensation arrangements, such as profit sharing. If we are unable to pass increased location costs on to our advertising clients through rate increases, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

In addition, in some developed cities of the Greater Bay Area of China, it may be difficult to increase the number of desirable locations in our network because most such locations have already been occupied either by us or by our competitors, or in the case of outdoor LED billboards, the placement of outdoor installments may be limited by municipal zoning and planning policies. In recently developing cities, the supply of desirable locations may be small and the pace of economic development and construction levels may not provide a steadily increasing supply of desirable commercial and residential locations. If, as a result of these possibilities, we are unable to increase the placement of our out-of-home digital displays into commercial and residential locations that advertisers find desirable, we may be unable to expand our client base, sell advertising time slots and poster frame space on our network or increase the rates we charge for time slots and poster frame space, which could decrease the value of our network to advertisers.

If we are unable to attract advertisers to advertise on our networks, we will be unable to maintain or increase our advertising fees and the demand for time on our networks, which could negatively affect our ability to grow revenues.

The amounts of fees we can charge advertisers for time slots on our out-of-home digital display advertising and media technology networks depend on the size and quality of our out-of-home digital display advertising and media technology networks and the demand by advertisers for advertising time on our out-of-home digital display advertising and media technology networks. Advertisers choose to advertise on our out-of-home digital display advertising and media technology networks in part based on the size of the networks and the desirability of the locations where we have placed our flat-panel displays and where we lease LED digital billboards as well as the quality of the services we offer. If we fail to maintain or increase the number of locations, displays and billboards in our networks, diversify advertising channels in our networks, or solidify our brand name and reputation as a quality provider of advertising services, advertisers may be unwilling to purchase time on our networks or to pay the levels of advertising fees we require to remain profitable.

In addition, the fees we can charge advertisers for frame space on our poster frame network depends on the quality of the locations in which we place advertising poster frames, demand by advertisers for frame space and the quality of our service. If we are unable to continue to secure the most desirable residential locations for deployment of our advertising poster frames, we may be unable to attract advertisers to purchase frame space on our poster frame network.

Our failure to attract advertisers to purchase time slots and frame space on our networks will reduce demand for time slots and frame space on our networks and the number of time slots and amount of frame space we are able to sell, which could necessitate lowering the fees we charge for advertising time on our network and could negatively affect our ability to increase revenues in the future.

Failure to manage our growth could strain our management, operational and other resources and we may not be able to achieve anticipated levels of growth in the new networks and media platforms we are beginning to operate, either of which could materially and adversely affect our business and growth potential.

We have been rapidly expanding, and plan to continue to rapidly expand, our advertising and media operations in China. We must continue to expand our advertising and media operations to meet the potential demands of advertisers for larger and more diverse network coverage and the demands of current and future landlords and property managers for installing and configuring outdoor digital displays in our existing and future commercial, store, residential and urban locations. This expansion has resulted, and will continue to result, in substantial demands on our management resources. To manage our growth, we must develop and improve our existing administrative and operational systems and, our financial and management controls and further expand, train and manage our work force. As we continue this effort, we may incur substantial costs and expend substantial resources in connection with any such expansion due to, among other things, different technology standards, and legal considerations. We may not be able to manage our operations effectively and efficiently or compete effectively in such markets. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, recruit top talent and train our personnel. Any failure to efficiently manage our expansion may materially and adversely affect our business and future growth.

We may expand into new networks and new media platforms, however, the new advertising networks and media platforms we pursue in the future may not present the same opportunities for growth of outdoor digital displays as expected. Accordingly, we cannot assure you that the level of growth of our networks will not decline over time. Moreover, we expect the level of growth of our commercial location network to decrease as many of the more desirable locations have already been leased by us or our competitors.

If advertisers or the viewing public do not accept, or lose interest in, our out-of-home advertising network, our revenues may be negatively affected and our business may not expand or be successful.

We compete for advertising spending with many forms of more established advertising media. Our success depends on the acceptance of our out-of-home advertising network by advertisers and their continuing interest in these mediums as components of their advertising strategies. Our success also depends on the viewing public continuing to be receptive towards our advertising network. Advertisers may elect not to use our services if they believe that consumers are not receptive to our networks or that our networks do not provide sufficient value as effective advertising mediums. Likewise, if consumers find some element of our networks, such as the strong light from the billboard, to be disruptive or intrusive, advertisers may decide not to place advertisements on our advertising network and may deem our outdoor billboards as a less attractive advertising medium compared to other alternatives. In that event, advertisers may determine to reduce their spending on our advertising network. If a substantial number of advertisers lose interest in advertising on our advertising network for these or other reasons, we will be unable to generate sufficient revenues and cash flow to operate our business, and our advertising service revenue, liquidity and results of operations could be negatively affected.

We may need additional capital and we may not be able to obtain it, which could adversely affect our liquidity and financial position.

We believe that our current cash and cash equivalents and cash flow from operations will be sufficient to meet our anticipated cash needs including for working capital and capital expenditures, for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities, could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

●	investors’ perception of, and demand for, securities of alternative advertising media companies;

●	conditions of the U.S. and other capital markets in which we may seek to raise funds;

●	our future results of operations, financial condition and cash flows;

●	PRC governmental regulation of foreign investment in advertising services companies in China;

●	economic, political and other conditions in China; and

●	PRC governmental policies relating to foreign currency borrowings.

We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us could have a material adverse effect on our liquidity and financial condition.

If we are unable to adapt to changing advertising trends and the technology needs of advertisers and consumers, we will not be able to compete effectively and we will be unable to increase or maintain our revenues which may materially and adversely affect our business prospects and revenues.

The market for out-of-home advertising requires us to continuously identify new advertising trends and the technology needs of advertisers and consumers, which may require us to develop new features and enhancements for our advertising network. In the future, subject to relevant PRC laws and regulations, we may use other technology, such as cable or broadband networking, advanced audio technologies and high-definition panel technology. We may be required to incur development and acquisition costs in order to keep pace with new technology needs but we may not have the financial resources necessary to fund and implement future technological innovations or to replace obsolete technology. Furthermore, we may fail to respond to these changing technology needs. For example, if the use of wireless or broadband networking capabilities on our advertising network becomes a commercially viable alternative and meets all applicable PRC legal and regulatory requirements, and we fail to implement such changes on our commercial location network and in-store network or fail to do so in a timely manner, our competitors or future entrants into the market who do take advantage of such initiatives could gain a competitive advantage over us. If we cannot succeed in developing and introducing new features on a timely and cost-effective basis, advertiser demand for our advertising networks may decrease and we may not be able to compete effectively or attract advertising clients, which would have a material and adverse effect on our business prospects and revenues.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, may materially disrupt our business.

We cannot be certain that our advertising displays or other aspects of our business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties. Although we are not aware of any such claims, we may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives. In addition, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement or licensing claims against us may result in substantial monetary liabilities, which may materially and adversely disrupt our business.

We face significant competition, and if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected.

We compete with other advertising companies in China. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also face competition from other out-of-home television advertising network operators for access to the most desirable locations in cities in China. Individual buildings, hotels, restaurants and other commercial locations and hypermarket, supermarket and convenience store chains may also decide to independently, or through third-party technology providers, install and operate their own flat-panel television advertising screens.

Our out-of-home advertising network faces competition with similar networks operated by domestic out-of-home advertising companies, including but not limited to Shanghai Xicheng Cultural Dissemination Co., Ltd., Focus Media Information Technology, and iClick Interactive Asia Group Limited. We also compete for overall advertising spending with other alternative advertising media companies, such as Internet, wireless communications, street furniture, billboard, frame and public transport advertising companies, and with traditional advertising media, such as newspapers, television, magazines and radio.

In the future, we may also face competition from new entrants into the out-of-home television advertising sector. Our sector is characterized by relatively low fixed costs and, as is customary in the advertising industry. In addition, since December 10, 2005, wholly foreign-owned advertising companies are allowed to operate in China, which may expose us to increased competition from international advertising media companies attracted to opportunities in China.

Increased competition could reduce our operating margins and profitability and result in a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resources, or exclusive arrangements with desirable locations, and others may successfully mimic and adopt our business model. Moreover, increased competition will provide advertisers with a wider range of media and advertising service alternatives, which could lead to lower prices and decreased revenues, gross margins and profits. We cannot assure you that we will be able to successfully compete against new or existing competitors.

We do not maintain any business liability disruption or litigation insurance coverage for our operations, and any business liability, disruption or litigation we experience might result in our incurring substantial costs and the diversion of resources.

While business disruption insurance is available to a limited extent in China, we have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations of advertising and media business in China. Any business disruption or litigation may result in our incurring substantial costs and the diversion of resources.

Any negative publicity with respect to us in general or our partners may materially and adversely affect our reputation, business and results of operations.

Complaints, litigation, regulatory actions or other negative publicity that arise about the advertising industry in general or our company in particular, including on the quality, effectiveness and reliability of privacy and security practices, and advertising content, even if inaccurate, could adversely affect our reputation and client confidence in, and the use of, our solutions. Harm to our reputation and client confidence can also arise for many other reasons, including employee misconduct, misconduct of our data and content distribution channel partners, data center providers or other counterparties, failure by these persons or entities to meet minimum quality standards or otherwise fulfill their contractual obligations or to comply with applicable laws and regulations. Additionally, negative publicity with respect to our data or content distribution channel partners could also affect our business and results of operation to the extent that we rely on these partners or if marketers or marketing agencies associate our company with such partners.

If we fail to promote or maintain our brand in a cost-efficient manner, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our platforms, and is an important element in attracting new clients and partners. Furthermore, we believe that the importance of brand recognition will increase as competition in our market increases. Successful promotion of our brand will depend largely on our ability to deliver value propositions to marketers and on the effectiveness of our marketing efforts If we fail to successfully promote and maintain our brand, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new clients or retain our existing clients and our business and results of operations can be materially and adversely affected.

Risks Relating to Regulations of Our Adverting and Media Business

Our business operations may be affected by legislative or regulatory changes.

There are no existing PRC laws, rules or regulations that specifically define or regulate advertising on billboards. Moreover, we cannot assure you that any new laws, rules or regulations governing advertising on billboards, or out-of-home advertising generally, would not be burdensome to us or otherwise increase compliance and other costs or have a material adverse effect on our business and operations. We also cannot predict the timing and effects of any such new laws, rules or regulations. Changes in laws, rules and regulations governing advertising services, our business licenses or any other aspects of our business and operations may result in substantial additional costs as well as diversion of resources, and could have a material adverse effect on our financial condition, results of operations and prospects.

Adverse changes in the political and economic policies of the PRC government could significantly decrease the overall economic growth of the PRC, which could lead to a reduction in demand for our services and materially and adversely affect our business, financial conditions, results of operations and prospects.

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in the PRC. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

●	the level of government involvement;

●	the level of development;

●	the growth rate;

●	the control of foreign exchange; and

●	the allocation of resources.

While the PRC economy has experienced significant growth, growth has been uneven both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be materially and adversely effected by government control over capital investments or changes in tax regulations that are applicable to us. We cannot predict the future direction of political or economic reforms or the effects such measures may have on our business, financial position or results of operations. Any adverse change in the political or economic conditions in the PRC, including changes in the policies of the PRC government or in laws and regulations in the PRC, could have a material adverse effect on the overall economic growth of the PRC and in out-of-home advertising as well as the overall advertising industry. Such developments could lead to a reduction in demand for our services and materially and adversely affect our business, financial condition, results of operations and prospects.

We are subject to, and may expend significant resources in defending against, government actions and civil claims in connection with false, fraudulent, misleading or otherwise illegal marketing content for which we provide design, production or agency services.

Under PRC Advertising Law, where an advertising operator provides advertising design, production or agency services with respect to an advertisement when it knows or should have known that the advertisement is false, fraudulent, misleading or otherwise illegal, the competent PRC authority may confiscate the advertising operator’s advertising revenue from such services, impose penalties, order it to cease dissemination of such false, fraudulent, misleading or otherwise illegal advertisement or correct such advertisement, or suspend or revoke its business licenses under certain serious circumstances.

Under the PRC Advertising Law, “advertising operators” include any natural person, legal person or other organization that provides advertising design, production or agency services to advertisers for their advertising activities. Since our solutions involve provision of agency services to marketers, including helping them identify, engage and convert audience, and create content catering to their potential clients across different content distribution channels, we are deemed as an “advertising operator” under the PRC Advertising Law. Therefore, we are required to examine advertising content for which we provide agency services for compliance with applicable laws, notwithstanding the fact that the advertising content may have been previously published, and that the advertisers also bear liabilities for the content in their advertisements. In addition, for advertising content related to certain types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, we are expected to confirm that the advertisers have obtained requisite government approvals, including operating qualifications, proof of quality inspection for the advertised products, government pre-approval of the content of the advertisements and filings with the local authorities. Although we have established internal policies to review and vet advertising content before it is placed on a content distribution channel to ensure compliance with applicable laws, we cannot ensure that each advertisement for which we provide agency services complies with all PRC laws and regulations relevant to advertising activities, that supporting documentation provided by our clients is authentic or complete, or that we are able to identify and rectify all non-compliances in a timely manner.

Moreover, civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the information for which we provide design, production or agency services. For example, we generally represent and warrant in our contracts with content distribution channels as to the truthfulness of the advertising content that we place on these channels, and agree to indemnify the content distribution channels for any losses resulting from false, fraudulent, misleading or otherwise illegal advertising content that we place on these content distribution channels. On the other hand, not all our marketing campaign contracts contain a back-to-back representation and warranty as to the truthfulness of the advertising content or an indemnity provision where the clients undertake to hold us harmless in case we incur losses arising out of any false, fraudulent, misleading or otherwise illegal advertising content. In the event we are subject to government actions or civil claims in connection with false, fraudulent, misleading or otherwise illegal marketing content for which we provide agency services, our reputation, business and results of operations may be materially and adversely affected.

SELLING SHAREHOLDERS

The table below lists the Selling Shareholders and other information regarding the “beneficial ownership” of the Ordinary Shares by the Selling Shareholders. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “beneficial ownership” includes any Ordinary Shares as to which the Selling Shareholders have sole or shared voting power or investment power and any Ordinary Shares that the Selling Shareholders hold.

The second column indicates the number of Ordinary Shares beneficially owned by the Selling Shareholders, based on their respective ownership as of February 22, 2021.

The third column lists the Ordinary Shares being offered by this prospectus by the Selling Shareholders.

This prospectus covers the resale of all of the Ordinary Shares that are held by the Selling Shareholders. The Selling Shareholders can offer all, some or none of their Ordinary Shares, thus we have no way of determining the number of the Ordinary Shares that will be held after this offering. Therefore, the fourth and fifth columns assume that the Selling Shareholders will sell all of the Ordinary Shares which are covered by this prospectus. See “Plan of Distribution.”

	Number of Ordinary Shares Owned Prior to Offering (1)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering (1)	Percentage Beneficially Owned After Offering (1)
Dafan Chen (2)	1,400,000	1,400,000	0	*	%
Xing Li (3)	1,400,000	1,400,000	0	*	%
Yunxian Wu (4)	400,000	400,000	0	*	%
Wenge Chen (5)	300,000	300,000	0	*	%
Yimin Ding (6)	300,000	300,000	0	*	%
Shuai Jiang (7)	1,000,000	1,000,000	0	*	%
Xiaohui Wang (8)	200,000	200,000	0	*	%
ChiKeung Yan (9)	200,000	200,000	0	*	%
Hua Liu (10)	1,000,000	1,000,000	0	*	%
Wei Wen (11)	1,000,000	1,000,000	0	*	%
Hongbin Li (12)	1,600,000	1,600,000	0	*	%
TOTAL	8,800,000	8,800,000	0	*	%

*	Less than 1%

(1)	Includes Ordinary Shares owned by the Selling Shareholders.

(2)	The address of the selling shareholder is 481 Factory, Nanding Town, Zhangdian District, Zibo City, Shandon Province, China.

(3)	The address of the selling shareholder is Building 4, Zijin Manor, Haidian District, Beijing, China.

(4)	The address of the selling shareholder is Room 1701, Building 9, Phoenix City, Country Garden, Heyuan, Guangdong, China.

(5)	The address of the selling shareholder is Room 2503, Building 3, Zhonghai Mingzuan Building, No.688, Haoj Road, Xiangzhou District, Zhuhai City, Guangdong Province, China.

(6)	The address of the selling shareholder is Room 306, Building 46, Oriental Lily Garden, 308 Yangzijiang North Road, Yangzhou city, Jiangsu Province, China.

(7)	The address of the selling shareholder is 1-3 Unit, Building 3, Yuexin Aiqin Yu, 2 Kangxing Road, Huixing Street, Yub District, Chongqing, China.

(8)	The address of the selling shareholder is 2-2 Unit, Building 1, No. 55, Huafu Lane, Yuzhong District, Chongqing, China.

(9)	The address of the selling shareholder is House 81, Seasons Villas, 233 Kam Tin Rd, Kam Tin, NT.

(10)	The address of the selling shareholder is 24 Unit ,Group 7, Lanhujun, Jinkai Avenue, Yubei District, Chongqing, China.

(11)	The address of the selling shareholder is 24-3, Unit 2, Building 3, Block 10, Luneng Xingcheng, Yubei District, Chongqing, China.

(12)	The address of the selling shareholder is 18b01-1, Anlian building, Futian District, Shenzhen, China.

Material Relationships with Selling Shareholders

We have had the following material relationships with the Selling Shareholders in the last three (3) years:

On August 24, 2020, the Company entered into certain securities purchase agreements (the “SPAs”) with the Selling Shareholders, pursuant to which the Company sold an aggregate of 8,800,000 ordinary shares, par value $$0.00166667, at a per share purchase price of $2.00 per share. The net proceeds to the Company from this offering was approximately $17.5 million.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement relating to a specific offering, we intend to use the net proceeds from the sale of securities by us under this prospectus for working capital and other general corporate purposes. Additional information on the use of net proceeds from the sale of securities by us under this prospectus may be set forth in the prospectus supplement relating to the specific offering.

We will not receive any of the proceeds from the sale of any securities offered pursuant to this prospectus by any Selling Shareholder. The Selling Shareholders will receive all of the proceeds from the sale of Ordinary Shares under the secondary offering of this prospectus. The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the Ordinary Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with Cayman Islands laws.

See “Plan of Distribution” elsewhere in this prospectus for more information.

PLAN OF DISTRIBUTION

Selling Shareholders’ Plan of Distribution

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, share exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Shareholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Share for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Share by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Hunter Taubman Fischer & Li LLC of New York, New York and by Conyers Dill & Pearman to the extent governed by the laws of the Cayman Islands. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of the Company as of December 31, 2019 and 2018 and for the fiscal years ended December 31, 2019 and 2018 incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of Friedman LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form F-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.powerbridge.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our Ordinary Share in this offering.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below:

●	The annual report on Form 20-F for the fiscal year ended December 31, 2019, filed on June 24, 2020;

●	The Form 6-K filed on February 9, 2021, December 10, 2020, December 3, 2020, November 25, 2020, November 6, 2020, October 6, 2020, September 30, 2020, September 8, 2020, August 28, 2020, July 28, 2020, and July 2, 2020;

●	The registration statement and final prospectus for the Company’s initial public offering, filed on April 2, 2019; and

●	Our Registration Statement on Form 8-A, filed with the SEC on March 27, 2019, including any amendments or reports filed for the purpose of updating the description of our Ordinary Share therein.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

POWERBRIDGE TECHNOLOGIES CO., LTD.

1st Floor, Building D2, Southern Software Park

Tangjia Bay, Zhuhai, Guangdong 519080, China

Tel: +86-756-339-5666

Copies of these filings are also available on our website at www.powerbridge.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

POWERBRIDGE TECHNOLOGIES CO., LTD.

8,800,000

Ordinary Shares

Offered by Selling Shareholders

PROSPECTUS

March 12, 2021